Press Release

Inova Technology Awarded $570,000 Project

Las Vegas, NV April 18, 2011. Inova Technology (“INVA”), an enterprise level Information Technology solutions provider specializing in RFID solutions, wireless networking, storage and security technology solutions, through its wholly owned subsidiary, Desert Communications, has been awarded a $570,000 network solutions project for Gallup McKinley school district in New Mexico.

“We been expanding our business development efforts beyond Texas and are very happy to be awarded this project in New Mexico,” said CEO, Mr. Adam Radly. “The company has also bid on numerous additional projects and we expect to provide the results of those bids in the near future.”

The company receives projects in two stages: The first stage involves being “awarded” the project and the second stage involves getting approved “funding” for the project (at which time the project is deemed “awarded and funded”. Projects that form part of the company's backlog are projects that are both awarded and funded.

The Company previously announced that its revenue for the nine months ended January 2011 was up by 32%, compared to the same period a year ago. Inova also previously announced that it paid down $600,000 of debt in February 2011.

Inova is filing certain restatements from 2008/2009. All amendments and restatements are non-cash in nature. There is not a significant impact to earnings or EBITDA.

The accounting for warrants associated with various notes was incorrect and will result in a reclassification from equity to debt.

The original accounting for these transactions classified the warrant values as equity because of the fact that there is not a put liability until the lender exercises its warrants and elects to put the shares back to the Company. Further, the effective dates of 2010-2013 made it appear that the liability wouldn’t exist in 2008 and 2009.

About Inova Technology

Inova Technology, Inc. (INVA) is an enterprise level Information Technology solutions provider specializing in providing proprietary RFID solutions, wireless networking, storage and security technology solutions and IT professional services. Our objective is to implement and optimize solutions for our clients with best of breed technology and the best possible service.

For more information please visit the company website at:
http://www.inovatechnology.com or contact Gabe Hawman on (406) 862-1601.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward-looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, uncertainties related to corporate partners or third-parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.